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                                        Contact:  Geoffrey Davis
                                                  VP-Corp. Communications
                                                  310-205-4541 CA
                                                  702-699-5037 NV


        PARK PLACE ENTERTAINMENT CORPORATION ANNOUNCES PRICING
                OF SENIOR SUBORDINATED NOTE OFFERING

LAS VEGAS, Nevada-December 15, 1998-Park Place Entertainment Corporation ("Park Place") announced today that it has priced a private placement of $400 million in aggregate principal amount of Senior Subordinated Notes due 2005 to be sold to qualified institutional buyers. The Notes are being offered in anticipation of the proposed spin-off of Park Place from Hilton Hotels Corporation and the proposed merger of Park Place with the Mississippi gaming operations of Grand Casinos, Inc.

The Notes will bear interest at a rate of 7-7/8% per annum and have a seven-year term. The Notes may be redeemed, in whole but not in part, by the Company at any time at a make whole premium.

The Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities law, and may not be offered or sold in the United States absent registration under the Securities Act and applicable securities laws or available exemptions from the registration requirements.

Park Place will be the world's largest gaming company, as measured by casino square footage and revenues, and will be the only casino gaming company with a leading presence in Nevada, New Jersey and Mississippi- the three largest gaming markets in the United States.

This press release is being made pursuant to the requirements of Rule 135c of the Securities Act of 1933.


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